COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS MIDCAP INDEX FUND WITH THE STANDARD &
POOR'S MIDCAP 400 INDEX AND THE STANDARD & POOR'S
500 COMPOSITE STOCK PRICE INDEX

EXHIBIT A:
                            STANDARD
             DREYFUS        & POOR'S
  PERIOD     MIDCAP        MIDCAP 400
           INDEX FUND        INDEX *

 6/19/91        10,000        10,000
 10/31/91       10,952        11,547
 10/31/92       12,123        12,612
 10/31/93       14,695        15,327
 10/31/94       14,973        15,691
 10/31/95       18,084        19,020
 10/31/96       21,095        22,320
 10/31/97       27,850        29,610
 10/31/98       29,489        31,597
 10/31/99       35,527        38,255
* Source: Lipper Analytical Services, Inc.